Exhibit 99.1

THORATEC CORPORATION
AMENDED AND RESTATED 2006 INCENTIVE STOCK PLAN
Approved by the Shareholders on May 25, 2006
Amended and Restated by the Board on May 25, 2006 and April 7, 2008
Approved by the Shareholders on May 20, 2008
Amended and Restated by the Board on May 20, 2008 and March 2, 2010
Approved by the Shareholders on May 19, 2010
Amended and Restated by the Board on December 7, 2011 and March 8, 2012
Approved by the Shareholders on May 23, 2012
Amended and Restated by the Board on March 13, 2014
Approved by the Shareholders on May 21, 2014
Amended and Restated by the Board on March 14, 2015
Approved by the Shareholders on May 5, 2015

ARTICLE 1. PURPOSES

1.1    Eligible Award Recipients.    The persons eligible to receive Awards are the Employees, Directors, and Consultants of the Company and its Affiliates.

1.2    Available Awards.    The types of stock awards that may be granted under this Plan shall be: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Bonuses, (iv) Restricted Stock Purchase Rights, (v) Stock Appreciation Rights, (vi) Phantom Stock Units, (vii) Restricted Stock Units, (viii) Performance Share Bonuses, (ix) Performance Share Units, and (x) Other Stock or Cash Based Awards.

1.3    General Purpose.    The Company, by means of this Plan, which amends and restates in its entirety the Thoratec Corporation 2006 Incentive Stock Plan approved by the shareholders of the Company as of May 23, 2012 and continues to serve as the successor to the Company’s 1997 Stock Option Plan (“1997 Plan”), the Company’s 1996 Stock Option Plan (“1996 Plan”), and the Company’s Nonemployee Directors Stock Option Plan (“Directors 1996 Plan”), seeks to create incentives for eligible Employees (including officers), Directors, and Consultants of the Company, through their participation in the growth in value of the Common Stock of the Company, to accept or continue their employment or other service relationship with the Company, increase their interest in the Company’s welfare, and improve the operations and increase the profits of the Company. The Plan serves as a replacement for the 1997 Plan, the 1996 Plan, and the Directors 1996 Plan. Stock awards granted under any of these plans shall continue to be governed by the terms of the plan under which the stock award was granted that were in effect on the date of grant of such award.

ARTICLE 2. DEFINITIONS

2.1   “Affiliate” means a parent or subsidiary of the Company, with “parent” meaning an entity that controls the Company directly or indirectly, through one or more intermediaries, and “subsidiary” meaning an entity that is controlled by the Company directly or indirectly, through one or more intermediaries. Solely with respect to the granting of any Incentive Stock Options, Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

2.2   “Applicable Accounting Standards” means Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3   “Award” means any Option award, Restricted Stock Bonus award, Restricted Stock Purchase Right award, Stock Appreciation Right award, Phantom Stock Unit award, Restricted Stock Unit award, Performance Share Bonus award, Performance Share Unit award, or Other Stock or Cash Based Award. These Awards may include, but are not limited to those listed in Section 1.2.

2.4   “Award Agreement” means a written agreement, including an Option Agreement, between the Company and a holder of an Award setting forth the terms and conditions of an individual Award grant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

2.5   “Beneficial Owner” means the definition given in Rule 13d-3 promulgated under the Exchange Act.

2.6   “Board” means the Board of Directors of the Company.

2.7   “Change of Control” means the occurrence of any of the following events:

(a)   Any person or group is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise;

(b)   The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act;

(c)   A merger or consolidation or similar transaction involving the Company;

(d)   A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors; or

(e)   A dissolution or liquidation of the Company.

2.8   “Code” means the Internal Revenue Code of 1986, as amended.

2.9   “Committee” means a committee of one or more members of the Board (or officers who are not members of the Board to the extent allowed by law) appointed by the Board in accordance with Section 3.3 of the Plan.

2.10 “Common Stock” means the common shares of the Company.

2.11 “Company” means Thoratec Corporation, a California corporation.

2.12 “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the board of directors of an Affiliate. However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their services as a Director or Directors who are compensated by the Company solely for their services as a Director.

2.13 “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director, or Consultant is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant, or Director, or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company or an Affiliate, including sick leave, military leave, or any other personal leave.

2.14 “Covered Employee” means any Employee who is, or could become, a “covered employee” within the meaning of Section 162(m) of the Code.

2.15 “Director” means a member of the Board of Directors of the Company.

2.16 “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code for all Incentive Stock Options. For all other Awards, “Disability” means physical or mental incapacitation such that for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, a person is unable to substantially perform his or her duties. Any question as to the existence of that person’s physical or mental incapacitation as to which the person or person’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the person and the Company. If the person and the Company or an Affiliate cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd) who shall make such determination in writing. The determination of Disability made in writing to the Company or an Affiliate and the person shall be final and conclusive for all purposes of the Awards.

2.17 “Employee” means any person employed by the Company or an Affiliate. Service as a Director or compensation by the Company or an Affiliate solely for services as a Director shall not be sufficient to constitute “employment” by the Company or an Affiliate.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19 “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(a)   If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no such sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(b)   If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(c)   In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

2.20 “Full-Value Award” shall mean any Award granted pursuant to the Plan, other than an Option or Stock Appreciation Right, that may be settled in shares of Common Stock.

2.21 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

2.22 “Incumbent Directors” shall mean Directors who either (i) are Directors of the Company as of the date the Plan first becomes effective pursuant to Article 17 hereof or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (a), (b), or (c) of Section 2.7, or in connection with an actual or threatened proxy contest relating to the election of Directors to the Company.

2.23 “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

2.24 “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

2.25 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.26 “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

2.27 “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

2.28 “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

2.29 “Other Stock or Cash Based Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, shares of Common Stock or a combination of both, awarded under Section 8.8, which may include, without limitation, deferred stock, deferred stock units, stock payments and performance awards.

2.30 “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director; or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

2.31 “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

2.32 “Performance-Based Compensation” means any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.33 “Performance Criteria” means the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)   The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or income (either before or after taxes); (vi) adjusted operating earnings or income (either before or after taxes); (vii) cash flow (including, but not limited to, operating cash flow and free cash flow); (viii) return on assets; (ix) return on capital (or invested capital)

and cost of capital; (x) return on stockholders’ equity; (xi) total stockholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs, reductions in costs and cost control measures; (xv) expenses; (xvi) working capital; (xvii) earnings or loss per share; (xviii) adjusted earnings or loss per share; (xix) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xx) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xxi) implementation or completion of critical projects; (xxii) market share; and (xxiii) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)   The Committee, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in Applicable Accounting Standards; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; or (xx) items relating to any other unusual or nonrecurring events or changes in applicable law, Applicable Accounting Standards or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.34 “Performance Goals” means, for a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.35 “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, vesting of, and/or the payment in respect of, an Award.

2.36 “Performance Share Bonus” means a grant of shares of the Company’s Common Stock not requiring a Participant to pay any amount of monetary consideration, and which grant is subject to the provisions of Section 8.6 of the Plan.

2.37 “Performance Share Unit” means the right to receive the value of one (1) share of the Company’s Common Stock at the time the Performance Share Unit vests, with the further right to elect to defer receipt of that value otherwise deliverable upon the vesting of an award of Performance Share Units to the extent permitted in the

Participant’s Award Agreement. These Performance Share Units are subject to the provisions of Section 8.7 of the Plan.

2.38 “Phantom Stock Unit” means the right to receive the value of one (1) share of the Company’s Common Stock, subject to the provisions of Section 8.4 of the Plan.

2.39 “Plan” means this Thoratec Corporation Amended and Restated 2006 Incentive Stock Plan, as it may be amended from time to time.

2.40 “Restricted Stock Bonus” means a grant of shares of the Company’s Common Stock not requiring a Participant to pay any amount of monetary consideration, and which grant is subject to the provisions of Section 8.1 of the Plan.

2.41 “Restricted Stock Purchase Right” means the right to acquire shares of the Company’s Common Stock upon the payment of the agreed-upon monetary consideration, subject to the provisions of Section 8.2 of the Plan.

2.42 “Restricted Stock Unit” means the right to receive the value of one (1) share of the Company’s Common Stock at the time the Restricted Stock Unit vests, with the further right to elect to defer receipt of that value otherwise deliverable upon the vesting of an award of restricted stock to the extent permitted in the Participant’s agreement. These Restricted Stock Units are subject to the provisions of Section 8.5 of the Plan.

2.43 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

2.44 “Securities Act” means the Securities Act of 1933, as amended.

2.45 “Stock Appreciation Right” means the right to receive an amount equal to the Fair Market Value of one (1) share of the Company’s Common Stock on the day the Stock Appreciation Right is redeemed, reduced by the deemed exercise price or base price of such right, subject to the provisions of Section 8.3 of the Plan.

2.46 “Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

ARTICLE 3. ADMINISTRATION

3.1    Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3.3.

3.2    Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a)   To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Award shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to an Award; and the number of shares of Common Stock with respect to which an Award shall be granted to each such person.

(b)   To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(c)   To amend the Plan or an Award as provided in Section 15 of the Plan.

(d)   Generally, to exercise such powers and to perform such acts as the Board deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

(e)   To adopt sub-plans and/or special provisions applicable to Awards regulated by the laws of a jurisdiction other than and outside of the United States. Such sub-plans and/or special provisions may take precedence over other provisions of the Plan, with the exception of Section 4 of the Plan, but unless otherwise superseded by the terms of such sub-plans and/or special provisions, the provisions of the Plan shall govern.

(f)    To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Board.

(g)   To determine whether Awards will be settled in shares of Common Stock, cash or in any combination thereof.

(h)   To determine whether Awards will be adjusted for Dividend Equivalents, with “Dividend Equivalents” meaning a credit, made at the discretion of the Board, to the account of a Participant in an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant.

(i)    To establish a program whereby Participants designated by the Board can reduce compensation otherwise payable in cash in exchange for Awards under the Plan.

(j)    To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of or under an Award, including, without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

(k)   To provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of shares of Common Stock, cash or a combination thereof, the amount of which is determined by reference to the value of the Award.

3.3    Delegation to Committee.

(a)    General.    The Board may delegate administration of the Plan to a Committee or Committees consisting of one or more members of the Board or one or more officers of the Company who are not members of the Board (to the extent allowed by law), and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee also may exercise, in connection with the administration of the Plan, any of the powers and authority granted to the Board under the Plan, and the Committee may delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(b)    Committee Composition.    To the extent necessary to comply with Rule 16b-3 of the Exchange Act, and with respect to Awards that are intended to be Performance-Based Compensation, including

Options and Stock Appreciation Rights, the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Directors, each of whom is intended to qualify as both a Non-Employee Director as defined by Rule 16b-3 of the Exchange Act or any successor rule and an Outside Director for purposes of Section 162(m) of the Code. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more individuals who are not Outside Directors the authority to grant Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more individuals who are not Non-Employee Directors the authority to grant Awards to eligible persons who are either (a) not then subject to Section 16 of the Exchange Act or (b) receiving an Award as to which the Board or Committee elects not to comply with Rule 16b-3 by having two or more Non-Employee Directors grant such Award.

3.4    Effect of Board’s Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3.5    Compliance with Section 16 of Exchange Act.    With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with the applicable conditions of Rule 16b-3, or any successor rule thereto. To the extent any provision of this Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board. Notwithstanding the above, it shall be the responsibility of such persons, not of the Company or the Board, to comply with the requirements of Section 16 of the Exchange Act; and neither the Company nor the Board shall be liable if this Plan or any transaction under this Plan fails to comply with the applicable conditions of Rule 16b-3 or any successor rule thereto, or if any person incurs any liability under Section 16 of the Exchange Act.

ARTICLE 4. SHARES SUBJECT TO THE PLAN

4.1    Share Reserve.    Subject to the provisions of Section 14 of the Plan relating to adjustments upon changes in Common Stock, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards shall not exceed Fifteen Million Seven Hundred Fifty Thousand (15,750,000) shares of Common Stock (“Share Reserve”); provided that from May 20, 2008 until May 18, 2010, (i) each share of Common Stock issued pursuant to a Full-Value Award shall reduce the Share Reserve by one and seventy-four hundredths (1.74) shares and (ii) each share of Common Stock issued pursuant to an Award other than a Full-Value Award shall reduce the Share Reserve by one (1) share; and provided further that from and after May 19, 2010, (i) each share of Common Stock issued pursuant to a Full-Value Award shall reduce the Share Reserve by one and seven tenths (1.7) shares and (ii) each share of Common Stock issued pursuant to an Award other than a Full-Value Award shall reduce the Share Reserve by one (1) share. To the extent that a distribution pursuant to an Award is made in cash, the Share Reserve shall be reduced by the number of shares of Common Stock subject to the redeemed or exercised portion of the Award. Notwithstanding any other provision of the Plan to the contrary, the maximum aggregate number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options is Fifteen Million Seven Hundred Fifty Thousand (15,750,000) shares of Common Stock (“ISO Limit”), subject to the adjustments provided for in Section 14 of the Plan. No more than an aggregate of five percent (5%) of the initial Share Reserve at the time of the adoption of this Plan and five percent (5%) of any increase in the Share Reserve as may be approved by the shareholders of the Company from time to time may be granted under Accelerated Vesting Restricted Stock Bonuses and Accelerated Vesting Restricted Stock Units (as defined in Sections 8.1(b) and 8.5(b), respectively).

4.2    Reversion of Shares to the Share Reserve.

(a)   If any Award granted under this Plan shall for any reason (A) expire, be cancelled or otherwise terminate, in whole or in part, without having been exercised or redeemed in full, (B) be reacquired by the Company prior to vesting, or (C) be repurchased at cost by the Company prior to vesting, the shares of Common Stock not acquired by Participant under such Award shall revert or be added to the Share Reserve and become available for issuance under the Plan; provided, however, that shares of Common Stock shall not revert or be added to the Share Reserve that are (a) tendered in payment of an Option, or (b) repurchased by the Company with Option proceeds, and provided, further, that shares of Common Stock covered by a Stock Appreciation Right, to the extent that it is exercised and settled in shares of Common Stock, and whether or not shares of Common Stock are actually issued to the Participant upon exercise of the Stock Appreciation Right, shall be considered issued or transferred pursuant to the Plan. In addition, notwithstanding anything herein to the contrary, any shares of Common Stock tendered or withheld to satisfy any tax withholding obligation with respect to a Full-Value Award shall be added back to the Share Reserve. For shares that revert or are added to the Share Reserve as provided above, the Share Reserve shall be increased by (i) one and seven tenths (1.7) shares for each share of Common Stock underlying a Full-Value Award and (ii) one (1) share for each share of Common Stock underlying an Award other than a Full-Value Award.

(b)   Shares of Common Stock that are not acquired by a holder of a stock award granted under the 1997 Plan, the 1996 Plan, or the Directors 1996 Plan shall not revert or be added to the Share Reserve or become available for issuance under the Plan.

4.3    Source of Shares.    The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

ARTICLE 5. ELIGIBILITY

5.1    Eligibility for Specific Awards.    Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Directors, and Consultants.

5.2    Ten Percent Shareholders.    A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5.3    Annual Section 162(m) Limitation.    Subject to the provisions of Section 14 of the Plan relating to adjustments upon changes in the shares of Common Stock, the maximum aggregate number of shares of Common Stock with respect to one or more Awards that may be granted to any one person during any calendar year shall be One Million (1,000,000), and the maximum aggregate amount of cash that may be paid to any one person during any calendar year with respect to one or more Awards payable in cash shall be Five Million Dollars ($5,000,000).

5.4    Non-Employee Director Limitation.    The maximum aggregate value of awards (with such value determined as of the date of grant under Applicable Accounting Standards) that may be granted to any Non-Employee Director during any calendar year shall be $750,000.

5.5    Consultants.

(a)   A Consultant shall not be eligible for the grant of an Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (1) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (2) that such grant complies with the securities laws of all other relevant jurisdictions.

(b)   Form S-8 generally is available to consultants and advisors only if (A) they are natural persons; (B) they provide bona fide services to the issuer, its parents, or its majority owned subsidiaries; and (C) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

ARTICLE 6. OPTION PROVISIONS

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased upon exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1    Term.    Subject to the provisions of Section 5.2 of the Plan regarding grants of Incentive Stock Options to Ten Percent Shareholders, no Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

6.2    Exercise Price of an Incentive Stock Option.    Subject to the provisions of Section 5.2 of the Plan regarding Ten Percent Shareholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3    Exercise Price of a Nonstatutory Stock Option.    The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.4    Consideration.    The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or by check at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option): (1) by delivery to the Company of other Common Stock, (2) pursuant to a “same day sale” program to the extent permitted by law, (3) reduction of the Company’s liability to the Optionholder, (4) a reduction in the number of shares of Common Stock otherwise issuable upon the exercise of the Option, (5) by any other form of consideration permitted by law, but in no event shall a promissory note or other form of deferred payment constitute a permissible form of consideration for an Option granted under the Plan, or (6) by some combination of the foregoing. In the absence of a provision to the contrary in the individual Optionholder’s Option Agreement, payment for Common Stock pursuant to an Option may only be made in the form of cash, check, or pursuant to a “same day sale” program.

6.5    Transferability of an Incentive Stock Option.    An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6    Transferability of a Nonstatutory Stock Option.    A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.7    Vesting Generally.    Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Board. The vesting provisions of individual Options may vary. If vesting is based on the Participant’s Continuous Service, such Options shall not fully vest in less than three (3) years. If vesting is based on the achievement of performance criteria, such Options shall not fully vest in less than one (1) year. The provisions of this Section 6.7 are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised. Notwithstanding the foregoing provisions of this Section 6.7, Options granted in recognition of a Participant’s long-term Continuous Service may vest fully in periods shorter than those described above or may be fully vested upon grant.

6.8    Termination of Continuous Service.    In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time as is specified in the Option Agreement (and in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate. In the absence of a provision to the contrary in the individual Optionholder’s Option Agreement, the Option shall remain exercisable for three (3) months following the termination of the Optionholder’s Continuous Service.

6.9    Extension of Termination Date.    An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or other applicable securities law, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements or other applicable securities law. The provisions of this Section 6.9 notwithstanding, in the event that a sale of the shares of Common Stock received upon exercise of his or her Option would subject the Optionholder to liability under Section 16(b) of the Exchange Act, then the Option will terminate on the earlier of (1) the fifteenth (15th) day after the last date upon which such sale would result in liability, or (2) two hundred ten (210) days following the date of termination of the Optionholder’s employment or other service to the Company (and in no event later than the expiration of the term of the Option).

6.10    Disability of Optionholder.    In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option to the extent that the Optionholder was entitled to exercise such Option as of the date of termination, but only within such period of time as is specified in the Option Agreement (and in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate. In the absence of a provision to the contrary in the individual Optionholder’s Option Agreement, the Option shall remain exercisable for twelve (12) months following such termination.

6.11    Death of Optionholder.    In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death pursuant to Section 6.5 or 6.6 of the Plan, but only within such period of time as is specified in the Option Agreement (and in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, after death, the Option is not exercised within the time specified in the Option Agreement, the Option shall terminate. In the absence of a provision to the contrary in the individual Optionholder’s Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionholder’s death.

6.12    Early Exercise Generally Not Permitted.    The Company’s general policy is not to allow the Optionholder to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the vesting of the Option. If, however, an Option Agreement does permit such early exercise, any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.

ARTICLE 7. NON-EMPLOYEE DIRECTORS STOCK AWARDS

7.1    Non-Employee Director Awards.    The Board may grant Awards to Non-Employee Directors, subject to the limitations of the Plan, pursuant to a written non-discretionary formula established by the Committee, or any successor committee thereto carrying out its responsibilities on the date of grant of any such Award (the “Non-Employee Director Equity Compensation Policy”). The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of shares of Common Stock to be subject to such Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Committee (or such other successor committee as described above) shall determine in its discretion.

ARTICLE 8. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS

8.1    Restricted Stock Bonus Awards.    Each Restricted Stock Bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Restricted Stock Bonuses shall be paid by the Company in shares of the Common Stock of the Company. The terms and conditions of Restricted Stock Bonus agreements may change from time to time, and the terms and conditions of separate Restricted Stock Bonus agreements need not be identical, but each Restricted Stock Bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a)    Consideration.    A Restricted Stock Bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit; provided, however, that in the case of a Restricted Stock Bonus to be made to a new Employee, Director, or Consultant who has not performed prior services for the Company, the Restricted Stock Bonus will not be awarded until the Board determines that such person has rendered services to the Company for a sufficient period of time to ensure proper issuance of the shares in compliance with the California Corporations Code.

(b)    Vesting.    Vesting shall generally be based on the Participant’s Continuous Service. Shares of Common Stock awarded under the Restricted Stock Bonus agreement shall be subject to a share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Board. Absent a provision to the contrary in the Participant’s Restricted Stock Bonus agreement, so long as the Participant remains in Continuous Service with the Company, a Restricted Stock Bonus granted to the Participant shall vest as to one fourth (1/4) of the total Restricted Stock Bonus award on each annual anniversary of the grant date, such that the Restricted Stock Bonus is fully vested after four (4) years of Continuous Service from the grant date. If vesting is based on the Participant’s Continuous Service, such Restricted Stock Bonus shall not fully vest in less than three (3) years. If vesting is based on the achievement of performance criteria, such Restricted Stock Bonus shall not fully vest in less than one (1) year. Notwithstanding the foregoing provisions of this Section 8.1(b), a Restricted Stock Bonus granted in recognition of a Participant’s long-term Continuous Service may vest fully in periods shorter than those described above or may be fully vested upon grant (“Accelerated Vesting Restricted Stock Bonuses”), subject to provisions of the last sentence of Section 4.1.

(c)    Termination of Participant’s Continuous Service.    In the event a Participant’s Continuous Service terminates, the Company shall automatically reacquire without cost any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Restricted Stock Bonus agreement.

(d)    Transferability.    Rights to acquire shares of Common Stock under the Restricted Stock Bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock Bonus agreement remains subject to the terms of the Restricted Stock Bonus agreement.

8.2    Restricted Stock Purchase Awards.    Each Restricted Stock Purchase Right agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the Restricted Stock Purchase Right agreements may change from time to time, and the terms and conditions of separate Restricted Stock Purchase Right agreements need not be identical, but each Restricted Stock Purchase Right agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a)    Purchase Price.    The purchase price under each Restricted Stock Purchase Right agreement shall be such amount as the Board shall determine and designate in such Restricted Stock Purchase Right agreement. The purchase price shall not be less than one hundred percent (100%) of the Common Stock’s Fair Market Value on the date such award is made or at the time the purchase is consummated.

(b)    Consideration.    The purchase price of Common Stock acquired pursuant to the Restricted Stock Purchase Right agreement shall be paid either: (A) in cash or by check at the time of purchase; or (B) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant to the extent permitted by law.

(c)    Vesting.    The Board shall determine the criteria under which shares of Common Stock under the Restricted Stock Purchase Right agreement may vest; the criteria may or may not include performance criteria or Continuous Service. Shares of Common Stock acquired under the Restricted Stock Purchase Right agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(d)    Termination of Participant’s Continuous Service.    In the event a Participant’s Continuous Service terminates, the Company may repurchase any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Restricted Stock Purchase Right agreement.

(e)    Transferability.    Rights to acquire shares of Common Stock under the Restricted Stock Purchase Right agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Purchase Right agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock Purchase Right agreement remains subject to the terms of the Restricted Stock Purchase Right agreement.

(f)    Term.    No Restricted Stock Purchase Right shall be exercisable after the expiration of ten (10) years from the date it was granted.

8.3    Stock Appreciation Rights.    Two types of Stock Appreciation Rights (“SARs”) shall be authorized for issuance under the Plan: (1) stand-alone SARs and (2) stapled SARs.

(a)    Stand-Alone SARs.    The following terms and conditions shall govern the grant and redeemability of stand-alone SARs:

(i)  The stand-alone SAR shall cover a specified number of underlying shares of Common Stock and shall be redeemable upon such terms and conditions as the Board may establish. Upon redemption of the stand-alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the redemption date) of the shares of Common Stock underlying the redeemed right over (ii) the aggregate base price in effect for those shares.

(ii)  The number of shares of Common Stock underlying each stand-alone SAR and the base price in effect for those shares shall be determined by the Board in its sole discretion at the time the stand-alone SAR is granted. In no event, however, may the base price per share be less than one hundred percent (100%) of the Fair Market Value per underlying share of Common Stock on the grant date.

(iii)  The distribution with respect to any redeemed stand-alone SAR may be made in shares of Common Stock valued at Fair Market Value on the redemption date, in cash, or partly in shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

(b)    Stapled SARs.    The following terms and conditions shall govern the grant and redemption of stapled SARs:

(i)  Stapled SARs may only be granted concurrently with an Option to acquire the same number of shares of Common Stock as the number of such shares underlying the stapled SARs.

(ii)  Stapled SARs shall be redeemable upon such terms and conditions as the Board may establish and shall grant a holder the right to elect among (i) the exercise of the concurrently granted Option for shares of Common Stock, whereupon the number of shares of Common Stock subject to the stapled SARs shall be reduced by an equivalent number, (ii) the redemption of such stapled SARs in exchange for a distribution from the Company in an amount equal to the excess of the Fair Market Value (on the redemption date) of the number of vested shares which the holder redeems over the aggregate base price for such vested shares, whereupon the number of shares of Common Stock subject to the concurrently granted Option shall be reduced by any equivalent number, or (iii) a combination of (i) and (ii).

(iii)  The distribution to which the holder of stapled SARs shall become entitled under this Section 8 upon the redemption of stapled SARs as described in Section 8.3(b)(ii) above may be made in shares of Common Stock valued at Fair Market Value on the redemption date, in cash, or partly in shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

(c)    Term.    No SAR shall be exercisable after the expiration of ten (10) years from the date it was granted.

8.4    Phantom Stock Units.    The following terms and conditions shall govern the grant and redeemability of Phantom Stock Units:

(a)   Phantom Stock Unit awards shall be redeemable by the Participant upon such terms and conditions as the Board may establish. The value of a single Phantom Stock Unit shall be equal to the Fair Market Value of a share of Common Stock, unless the Board otherwise provides in the terms of the Award Agreement.

(b)   The distribution with respect to any exercised Phantom Stock Unit award may be made in shares of Common Stock valued at Fair Market Value on the redemption date, in cash, or partly in shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

8.5    Restricted Stock Units.    The following terms and conditions shall govern the grant and redeemability of Restricted Stock Units:

A Restricted Stock Unit is the right to receive the value of one (1) share of the Company’s Common Stock at the time the Restricted Stock Unit vests. To the extent permitted by the Board in the terms of his or her Restricted Stock Unit agreement, a Participant may elect to defer receipt of the value of the shares of Common Stock otherwise deliverable upon the vesting of an award of Restricted Stock Units, so long as such deferral election complies with applicable law, including Section 409A of the Code and, to the extent applicable, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). An election to defer such delivery shall be irrevocable and shall be made in writing on a form acceptable to the Company. The election form shall be filed prior to the vesting date of such Restricted Stock Units in a manner determined by the Board. When the Participant vests in such Restricted Stock Units, the Participant will be credited with a number of Restricted Stock Units equal to the number of shares of Common Stock for which delivery is deferred. Restricted Stock Units may be paid by the Company by delivery of shares of Common Stock, in cash, or a combination thereof, as the Board shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Restricted Stock Unit.

Each Restricted Stock Unit agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit agreements need not be identical, but each Restricted Stock Unit agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a)    Consideration.    A Restricted Stock Unit may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit. The Board shall have the discretion to provide that the Participant pay for such Restricted Stock Unit with cash or other consideration permissible by law.

(b)    Vesting.    Vesting shall generally be based on the Participant’s Continuous Service. If vesting is based on the Participant’s Continuous Service, such Restricted Stock Unit award shall not fully vest in less than three (3) years. If vesting is based on the achievement of performance criteria, such Restricted Stock Unit award shall not fully vest in less than one (1) year. Notwithstanding the foregoing provisions of this Section 8.5(b), a Restricted Stock Unit granted in recognition of a Participant’s long-term Continuous Service may vest fully in periods shorter than those described above (“Accelerated Vesting Restricted Stock Units”), subject to provisions of the last sentence of Section 4.1.

(c)    Termination of Participant’s Continuous Service.    The unvested portion of the Restricted Stock Unit award shall expire immediately upon the termination of Participant’s Continuous Service.

(d)    Transferability.    Rights to acquire the value of shares of Common Stock under the Restricted Stock Unit agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Unit agreement, as the Board shall determine in its discretion, so long as any Common Stock awarded under the Restricted Stock Unit agreement remains subject to the terms of the Restricted Stock Unit agreement.

8.6    Performance Share Bonus Awards.    Each Performance Share Bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Performance Share Bonuses shall be paid by the Company in shares of the Common Stock of the Company. The terms and conditions of Performance Share Bonus agreements may change from time to time, and the terms and conditions of separate Performance Share Bonus agreements need not be identical, but each Performance Share Bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a)    Consideration.    A Performance Share Bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit. In the event that a Performance Share Bonus is granted to a new Employee, Director, or Consultant who has not performed prior services for the Company, the Performance Share Bonus will not be awarded until the Board determines that such person has rendered services to the Company for a sufficient period of time to ensure proper issuance of the shares in compliance with the California Corporations Code.

(b)    Vesting.    Vesting shall be based on the achievement of certain performance criteria, whether financial, transactional or otherwise, as determined by the Board. A Performance Share Bonus shall not fully vest in less than one (1) year. Vesting shall be subject to the Performance Share Bonus agreement. Upon failure to meet performance criteria, shares of Common Stock awarded under the Performance Share Bonus agreement shall be subject to a share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(c)    Termination of Participant’s Continuous Service.    In the event a Participant’s Continuous Service terminates, the Company shall reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Performance Share Bonus agreement.

(d)    Transferability.    Rights to acquire shares of Common Stock under the Performance Share Bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Performance Share Bonus agreement remains subject to the terms of the Performance Share Bonus agreement.

8.7    Performance Share Units.    The following terms and conditions shall govern the grant and redeemability of Performance Share Units:

A Performance Share Unit is the right to receive the value of one (1) share of the Company’s Common Stock at the time the Performance Share Unit vests. To the extent permitted by the Board in the terms of his or her Performance Share Unit agreement, a Participant may elect to defer receipt of the value of shares of Common Stock otherwise deliverable upon the vesting of an award of performance shares. An election to defer such delivery shall be irrevocable and shall be made in writing on a form acceptable to the Company. The election form shall be filed prior to the vesting date of such performance shares in a manner determined by the Board. When the Participant vests in such performance shares, the Participant will be credited with a number of Performance Share Units equal to the number of shares of Common Stock for which delivery is deferred. Performance Share Units may be paid by the Company by delivery of shares of Common Stock, in cash, or a combination thereof, as the Board shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Performance Share Unit.

Each Performance Share Unit agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Performance Share Unit agreements may change from time to time, and the terms and conditions of separate Performance Share Unit agreements need not be identical, but each Performance Share Unit agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a)    Consideration.    A Performance Share Unit may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit. The Board shall have the discretion to provide that the Participant pay for such Performance Share Unit with cash or other consideration permissible by law.

(b)    Vesting.    Vesting shall be based on the achievement of certain performance criteria, whether financial, transactional or otherwise, as determined by the Board. Vesting shall be subject to the

Performance Share Unit agreement. The terms of the Performance Share Unit agreement notwithstanding, a Performance Share Unit may not fully vest in less than one (1) year.

(c)    Termination of Participant’ Continuous Service.    The unvested portion of any Performance Share Unit shall expire immediately upon the termination of Participant’s Continuous Service.

(d)    Transferability.    Rights to acquire the value of shares of Common Stock under the Performance Share Unit agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Unit agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Performance Share Unit agreement remains subject to the terms of the Performance Share Unit agreement.

8.8    Other Stock or Cash Based Awards.    The Board or the Committee, as applicable, is authorized to (a) grant Other Stock or Cash Based Awards, including awards entitling a Participant to receive shares of Common Stock or cash to be delivered immediately or in the future, and (b) determine whether such Other Stock or Cash Based Awards shall be Performance-Based Compensation. Subject to the provisions of the Plan and any applicable program, the Board or the Committee shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, performance goals, including the Performance Criteria, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock or Cash Based Awards may be paid in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Board or the Committee, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which a Participant is otherwise entitled.

ARTICLE 9. PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS PERFORMANCE-BASED COMPENSATION

9.1    Purpose.    The Committee, in its sole discretion, may determine whether an Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant an Award that is intended to qualify as Performance-Based Compensation (other than an Option or Stock Appreciation Right), then the provisions of this Article 9 shall control over any contrary provision contained in the Plan. The Committee, in its sole discretion, may grant Awards to other Participants that are based on Performance Criteria or Performance Goals or any such other criteria and goals as the Committee shall establish, but that do not satisfy the requirements of this Article 9 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

9.2    Procedures with Respect to Performance-Based Awards.    To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Participants, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, unless otherwise provided in an Award Agreement, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

9.3    Payment of Performance-Based Awards.    Unless otherwise provided in the applicable Award Agreement and only to the extent otherwise permitted by Section 162(m) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Participant must be employed by the Company or a subsidiary throughout the Performance Period. Unless otherwise provided in the applicable Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such Performance Period are achieved.

9.4    Additional Limitations.    Notwithstanding any other provision of the Plan and except as otherwise determined by the Committee, any Award which is granted to a Participant and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10. COVENANTS OF THE COMPANY

10.1    Availability of Shares.    During the term of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

10.2    Securities Law Compliance.    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise, redemption or satisfaction of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan or any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock related to such Awards unless and until such authority is obtained.

ARTICLE 11. USE OF PROCEEDS FROM STOCK

Proceeds from the sale of Common Stock pursuant to Awards shall constitute general funds of the Company.

ARTICLE 12. NO REPRICING WITHOUT SHAREHOLDER APPROVAL

12.1    Subject to Article 14, the Board (or Committee, if so authorized by the Board) shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Common Stock. Subject to Article 14, the Board (or Committee, if so authorized by the Board) shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award. Notwithstanding the foregoing, the Board may grant an Option with an exercise price lower than that set forth above if such Option is granted as part of a transaction to which Section 424(a) of the Code applies.

12.2    Shares subject to an Option cancelled under this Section 12 shall continue to be counted against the maximum award of Options permitted to be granted pursuant to Section 5.3 of the Plan. The repricing of an Option under this Section 12, resulting in a reduction of the exercise price, shall be deemed to be a cancellation of the original Option and the grant of a substitute Option; in the event of such repricing, both the original and the substituted Options shall be counted against the maximum awards of Options permitted to be granted pursuant to

Section 5.3 of the Plan. The provisions of this Section 12.2 shall be applicable only to the extent required by Section 162(m) of the Code.

ARTICLE 13. MISCELLANEOUS

13.1    Acceleration of Exercisability and Vesting.    The Board (or Committee, if so authorized by the Board) shall have the power to accelerate exercisability and/or vesting of any Award granted pursuant to the Plan upon a Change of Control or upon the death, Disability or termination of Continuous Service of the Participant. In furtherance of such power, the Board or Committee may accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding any provisions in the Award Agreement to the contrary.

13.2    Shareholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award except to the extent that the Company has issued the shares of Common Stock relating to such Award.

13.3    No Employment or Other Service Rights.    Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company, and any applicable provisions of the corporate law of the state or other jurisdiction in which the Company is domiciled, as the case may be.

13.4    Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds One Hundred Thousand dollars ($100,000), or such other limit as may be set by law, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

13.5    Investment Assurances.    The Company may require a Participant, as a condition of exercising or redeeming an Award or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of acquiring the Common Stock; (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock; and (iii) to give such other written assurances as the Company may determine are reasonable in order to comply with applicable law. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws, and in either case otherwise complies with applicable law. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable laws, including, but not limited to, legends restricting the transfer of the Common Stock.

13.6    Withholding Obligations.    To the extent provided by the terms of an Award Agreement, the Participant may satisfy any federal, state, local, or foreign tax withholding obligation relating to the exercise or redemption of an Award or the acquisition, vesting, distribution, or transfer of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation or other amounts payable to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unnumbered shares of Common Stock.

13.7    Section 409A.    Notwithstanding anything in the Plan to the contrary, it is the intent of the Company that all Awards granted under this Plan (including, but not limited to, Restricted Stock Units, Phantom Stock Units, and Performance Share Units) shall not cause an imposition of the additional taxes provided for in Section 409A(a)(1)(B) of the Code; furthermore, it is the intent of the Company that the Plan shall be administered so that the additional taxes provided for in Section 409A(a)(1)(B) of the Code are not imposed.

13.8    Forfeiture and Claw-Back Provisions.    All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of any claw-back obligation imposed by applicable law or any policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

ARTICLE 14. ADJUSTMENTS UPON CHANGES IN STOCK

14.1    Capitalization Adjustments.    If any change is made in the Common Stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, spinoff, dividend in property other than cash, stock split, liquidating dividend, extraordinary dividends or distributions, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be equitably adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Section 4.1 above, the maximum number of securities subject to award to any person pursuant to Section 5.3 above, and the number of securities subject to Non-Employee Directors under Article 7 of the Plan, and the outstanding Awards shall be equitably adjusted in the class(es) and number of securities or other property and price per share of the securities or other property subject to such outstanding Awards. The Board shall determine the form of such adjustments in its sole discretion, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

14.2    Adjustments Upon a Change of Control.

(a)   In the event of a Change of Control as defined in Section 2.7(a) through 2.7(d), such as an asset sale, merger, or change in Board composition, then the Board or the board of directors of any surviving entity or acquiring entity may provide or require that the surviving or acquiring entity shall: (1) assume or continue all or any part of the Awards outstanding under the Plan or (2) substitute substantially equivalent stock or cash-based awards (including an award to acquire substantially the same consideration paid to the shareholders in the transaction by which the Change of Control occurs) for those outstanding under the Plan. In the event any surviving entity or acquiring entity refuses to assume or continue such Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Awards held by Participants whose Continuous Service has not terminated, the Board in its sole discretion and without liability to any person may: (1) provide for the payment of a cash amount in exchange for the cancellation of an Award equal to the product of (x) the excess, if any, of the Fair Market Value per share of Common Stock at such time over the exercise or redemption price, if any, times (y) the total number of shares then subject to such Award; (2) continue the Awards; or (3) notify Participants holding an Option, Stock Appreciation Right, Phantom Stock Unit, Restricted Stock Unit or Performance Share Unit that they must exercise or redeem any portion of such Award (including, at the discretion of the Board, any unvested portion of such Award) at or prior to the closing of the transaction by which the Change of Control occurs and that the Awards shall terminate if not so exercised or redeemed at or prior to the closing of the transaction by which the Change of Control occurs. With respect to any other Awards outstanding under the Plan, such Awards shall terminate if not exercised or redeemed prior to the closing of the transaction by which the Change of Control occurs. The Board shall not be obligated to treat all Awards, even those that are of the same type, in the same manner.

(b)   In the event of a Change of Control as defined in Section 2.7(e), such as a dissolution of the Company, all outstanding Awards shall terminate immediately prior to such event.

ARTICLE 15. AMENDMENT OF THE PLAN AND STOCK AWARDS

15.1    Amendment of Plan.    The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 14 of the Plan relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 422 of the Code, any New York Stock Exchange, Nasdaq or other securities exchange listing requirements, or other applicable law or regulation.

15.2    Shareholder Approval.    The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

15.3    Contemplated Amendments.    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

15.4    No Material Impairment of Rights.    Rights under any Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

15.5    Amendment of Awards.    The Board at any time, and from time to time, may amend the terms of any one or more Awards subject to and consistent with the terms of the Plan, including Sections 15.1 and 15.2; provided, however, that the rights of the Participant under any Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

ARTICLE 16. TERMINATION OR SUSPENSION OF THE PLAN

16.1    Plan Term.    The Board may suspend or terminate the Plan at any time. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Notwithstanding anything herein to the contrary, no Incentive Stock Option shall be granted under the Plan after March 14, 2025.

16.2    No Material Impairment of Rights.    Suspension or termination of the Plan shall not materially impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the Participant.

ARTICLE 17. EFFECTIVE DATE OF PLAN

The Plan shall become effective immediately following its approval by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board. If the

Plan is approved by the shareholders of the Company, the 1997 Plan, the 1996 Plan, and the Directors 1996 Plan shall terminate on the effective date of the Plan. If the Plan is not approved by the shareholders of the Company, the 1997 Plan, the 1996 Plan, and the Directors 1996 Plan shall continue unaffected. No Awards may be granted under the Plan prior to the time that the shareholders have approved the Plan.

ARTICLE 18. CHOICE OF LAW

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.